                                                                    EXHIBIT 10.6


                              EMPLOYMENT AGREEMENT



Lucien Steru, M.D.                August 7th, 1997
31 Rue Robert de Flers
75015 Paris
France

Dear Mr. Steru,

The undersigned, Phoenix International Life Sciences Inc. (Phoenix) hereby offers you employment subject to the following terms and conditions:

1. You hereby agree to commence employment with Phoenix on August 7th. 1997, on a full-time basis. You agree to continue to work for Phoenix, in the role specified below, or any other role you are assigned by mutual agreement, for a period of two years. In the three months prior to the expiration of this Employment Agreement, the parties may negotiate a further contract for continued employment.

2. Your titles shall be President, Phoenix International Life Sciences-Europe and President, Phoenix International Life Sciences (France) [formerly I.T.E.M.], reporting initially to the Phoenix's Chairman and CEO. You will be the Chairman of the Phoenix-Europe Executive Committee, and a member of the Board of Directors of Phoenix International Life Sciences Inc . Your initial duties will be described in a Position Description to be agreed with Phoenix's Chairman and CEO.

3. Your starting gross annual remuneration shall be 1,580,000 French francs. You will receive annual increases based on your ability to fulfill the position description and consistent with Phoenix's executive salary administration policies. You will also be reimbursed for kilometers traveled in your car on company business at the rate established from time to time by Phoenix. You have indicated you have or will establish residency in Brussels, Belgium. Phoenix will reimburse you for all reasonable travel expenses incurred for you and your family to move to Brussels, and for transport of your house furnishings and other personal effects to Brussels, to a maximum of 100,000 French francs. Please be advised that legal and real estate fees or charges of any type other than specified above are not reimbursable. Health insurance and other benefits comparable to those previously provided to you and your family by ITEM, will be provided at Phoenix's expense.

4.       You will be entitled to 5 weeks (25 working days) annual vacation.

5. You will be eligible to receive a bonus following the end of each financial year, based on the Executive Bonus Plan approved by the Human Resources Committee of Phoenix's Board of Directors. Please note that this plan is subject to change on an annual basis.

6. Within one week of your first day of employment at Phoenix you will be awarded options to purchase 62,500 Phoenix shares. These options may be exercised as they become vested, subject to securities commission and stock exchange regulations. The options vest progressively each year on the anniversary of the date of granting of the options, as follows:

                           Year          Cumulative % Vested
                           ----          -------------------
                           1998                  4%
                           1999                 16%
                           2000                 36%
                           2001                 64%
                           2002                100%

If your employment with Phoenix ceases before the anniversary date of the granting of options in the year 2002, you will have 60 days after your employment ceases to exercise vested options. Subsequent to this 60 days, all options will expire automatically.

The option price shall be the average Market Price on the five trading days preceding the day the options are awarded to you. Market Price is defined as the average of the high and low prices of Phoenix's Common Shares on the Montreal Exchange and the Toronto Exchange on a trading day or, if there were no trades that day, the average of the bid and ask quotations for that day.

If a take over bid for Phoenix common shares results in a change in legal control of Phoenix, defined as a person or persons achieving beneficial ownership of voting shares carrying more than 50% of the votes for the election of directors of Phoenix, or if Phoenix elects to sell substantially all of its assets, then all options for the purchase of shares held by you will vest and become exercisable, contingent on securities regulations.

You and Phoenix agree that the other terms and conditions of Phoenix's Key Employee Share Option Plan (attached; Schedule A), as amended from time to time, shall apply.

This offer of stock options is conditional on signature of the attached Confidentiality, Proprietary Rights, Regulatory Compliance and Non-Competition Agreement that requires, among other things, that you not compete with Phoenix for two years after leaving the company.

7. If, you are dismissed other than for cause, then you will receive a severance payment of 6 month's salary, in monthly installments, and the non-competition aspects of the Confidentiality, Proprietary Rights, Regulatory Compliance and Non-Competition Agreement you have signed, shall become null and void 6 months after your employment with Phoenix ceases. You affirm that you commit to remaining employed by Phoenix for 2 years. If you wish to terminate your employment with Phoenix subsequent to the expiration of 2 years of employment, you agree to give 6 months notice of termination of employment.

8. It is agreed that the obligations of Phoenix pursuant to Sections 3, 4, 5, 6 and 7 will only commence once you have started work on a full time basis with Phoenix accordance with Section 1 hereof.

9. During your employment you shall devote your full time and efforts to Phoenix and shall not, directly or indirectly, engage in any business competitive with or similar to any business carried on by Phoenix, its subsidiaries, affiliates or alliance partners.

10. You shall sign concurrently herewith a Confidentiality, Proprietary Rights, Regulatory Compliance and Non-Competition Agreement (Schedule B; also associated code of conduct) with Phoenix, as amended from time to time, which Agreement shall be, in form and content, satisfactory to Phoenix.

11. You hereby agree that any breach by yourself of Sections 1 or 9 of this Employment Agreement, or of the Confidentiality, Proprietary Rights, Regulatory Compliance and Non-Competition Agreement, will entitle Phoenix to damages of Can$200,000, which amount shall not be reduced for partial performance or any other reason whatsoever. You also agree that any breach of the Non-Competition or Non-Solicitation provisions of the Confidentiality, Proprietary Rights, Regulatory Compliance and Non-Competition Agreement will entitle Phoenix to damages of Can$1,000,000. which amount shall not be reduced for partial performance or any other reason whatsoever. You will not be considered in breach of Section 1 of this Employment Agreement if you are unable to start work with Phoenix on the date specified in Section 1, due to illness or other personal indisposition.

12. You understand fully the provisions of this Agreement and the Confidentiality, Proprietary Rights, Regulatory Compliance and Non-Competition Agreement, having had ample opportunity to review same and consult counsel, if desired. You recognize that, consistent with Phoenix's policies for all of its executives and senior managers who have equity in the company or who receive stock options, this agreement binds you to non-competition restrictions after your employment with Phoenix ceases.

13. The parties have agreed that this Agreement be drafted in English. Les parties ont convenue que cette convention soit redigee en anglais.

14.      This agreement shall be interpreted under the laws of Belgium.

If you are in agreement with the above mentioned terms and conditions, kindly signify your consent by initialing each page and signing a counterpart of this letter.

                                       Yours very truly,
                                       Phoenix International Life Sciences Inc.

                                         /s/ John W. Hooper
                                       -------------------------
                                       per John W. Hooper, Ph.D.
                                       Chairman and CEO


Accepted on this 7th day of August, 1997.

     /s/ Lucien Steru
-----------------------------
Signature of Dr. Lucien Steru